Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Samgori Project Update
February 17, 2006 — Tbilisi, Georgia — CanArgo Energy Corporation (AMEX:CNR; OSE: CNR) (“CanArgo”) today announced that its wholly owned subsidiary CanArgo Samgori Limited (“CSL”) was not proceeding with further investment in the eastern Georgia Samgori (Block XIc) Production Sharing Contract (the “Project”) and associated farm-in, and accordingly had withdrawn from the Project with effect from February 16, 2006.
The decision not to proceed with further investment under the current farm-in arrangements was due to the inability of CSL’s partner in the project, Georgian Oil Samgori Ltd (“GOSL”) a wholly owned commercial subsidiary of the Georgian State oil company JSC NOC Georgian Oil, to provide its share of funding to further the development of the Project and CSL’s subsequent reluctance to take 100% of the investment risk in the Project under the existing commercial terms. CanArgo has decided to focus its resources on what it views as potentially more significant projects: its Ninotsminda horizontal program, the Manavi Oil discovery, the upcoming Norio MK72 Oligocene test, and its development and exploration projects in Kazakhstan where it has recently made new discoveries.
In late 2003 GOSL acquired 100% of the Contractor Share in the Project pursuant to an assignment agreement (the “Agreement”) with National Petroleum Limited (“NPL”), a Swiss company, who held the contractor’s interest in the Project at that time. This Agreement contained several work obligations, including the drilling of 10 horizontal well sections on the Samgori Field, and payment to NPL of its prior costs totalling over $37 million, as well as an ongoing payment to NPL of a fixed percentage of any net profits generated from the Project. Under the terms of the Agreement in the event that certain conditions were not met within a specified timescale, NPL had the right to claw-back 100% of the Contractor Share in the Project from GOSL. CSL acquired 50% of GOSL’s interest in the Contractor Share in 2004 and it was originally planned to commence the program of 10 horizontal wells by March 2005. CSL consider that there would have been insufficient time to meet the commitments under the Agreement, and was not prepared to fund this Project, which is not without risk, on a 100% basis without different commercial terms and an extension to the commitment period. It has not been possible to negotiate a satisfactory position on either matter. CSL has now been informed that, given this, NPL have indicated that they now intend to exercise their right to take back 100% of the Contractor Share in the Project from GOSL and accordingly CSL will withdraw from the Project.

CSL has been sharing in both costs and revenues from ongoing production since April 2004, and has approximately broken-even on a cash basis on this Project. In 2005 this Project added approximately $0.8 million in net revenues to CanArgo. Since April 2004, we have capitalised costs of approximately $1.25 million in relation to the Project which are part of our cost pool which will be amortised and depleted in accordance with our usual accounting policies for oil and gas properties.
Vincent McDonnell, CanArgo’s Chief Operating Officer and Managing Director of CSL commented; “Withdrawal from the Samgori Project will free up resources to invest in our other projects in Georgia, and our development and exploration activities in Kazakhstan. It has proved impossible to negotiate satisfactory commercial terms to progress the Samgori Project on a 100% basis, given the technical risks we see, and the magnitude and lack of time to meet commitments, caused by the delays from our partner’s lack of funding. We have, of course, never booked reserves for this Project.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 2204 8206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300